Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS
SECOND QUARTER 2012 RESULTS

Dallas, Texas, July 27, 2012 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported second quarter 2012 results:  Revenues decreased to $36.5 million from $36.8 million in the comparable prior year quarter, a decrease of $342 thousand, or 0.9%.  Revenues from the Company’s lime and limestone operations in the second quarter 2012 increased $1.3 million, or 4.0%, to $34.7 million from $33.4 million in the comparable 2011 quarter, while revenues from its natural gas interests decreased $1.7 million, or 48.8%, to $1.8 million from $3.5 million in the comparable prior year quarter.  For the six months ended June 30, 2012, revenues increased to $72.5 million from $69.9 million in the comparable 2011 period, an increase of $2.6 million, or 3.7%.  Revenues from the Company’s lime and limestone operations in the first six months 2012 increased $5.1 million, or 7.9%, to $68.6 million from $63.6 million in the comparable 2011 period, while revenues from its natural gas interests decreased $2.4 million, or 38.4%, to $3.9 million from $6.3 million in the comparable prior year period.

The increases in lime and limestone revenues in the second quarter and first six months 2012 as compared to last year’s comparable periods resulted from product price increases for the Company’s lime and limestone products and increased sales volumes of the Company’s lime products, principally to its construction customers in the second quarter 2012 and, for the first six months 2012, to its steel customers.  Production volumes from the Company’s natural gas interests for the second quarter 2012 totaled 314 thousand MCF, sold at an average price of $5.64 per MCF, compared to 340 thousand MCF, sold at an average price of $8.75 per MCF, in the comparable 2011 quarter. Production volumes for the first six months 2012 from natural gas interests totaled 655 thousand MCF sold at an average price of $5.94 per MCF, compared to the first six months 2011 when 743 thousand MCF was produced and sold at an average price of $7.85 per MCF.  The Company’s average price per MCF exceeds natural gas prices because its natural gas contains liquids, for which prices normally follow crude oil prices.  Average price per MCF decreased in the 2012 periods compared to the comparable 2011 periods because of lower natural gas prices and decreased prices for natural gas liquids, which generally is attributable to the decrease in the price of crude oil over the same periods.  Natural gas interests revenues for the second quarter and first six months 2011 also included $487 thousand from the final favorable resolution of certain royalty ownership issues on unitized natural gas wells.

The Company’s gross profit was $8.4 million for the second quarter 2012, compared to $10.4 million in the comparable 2011 quarter, a decrease of $2.0 million, or 19.7%. Gross profit for the first six months 2012 was $17.6 million, a decrease of $2.3 million, or 11.4%, from $19.8 million in the first six months 2011.

Included in gross profit for the second quarter and first six months 2012 were $7.3 million and $15.3 million, respectively, from the Company’s lime and limestone operations, compared to $7.8 million and $15.4 million, respectively, in the comparable 2011 periods. The reduced gross profits for the Company’s lime and limestone operations in the second quarter and first six months 2012 resulted primarily from outside contractor stripping costs of $1.4 million incurred in the second quarter and $1.6 million incurred in the first six months 2012, compared to no such outside contractor stripping costs in the comparable 2011 periods.  As part of its mining plan, the Company has elected to contract for additional stripping at its Arkansas and Texas quarries, beyond the normal stripping performed by its own personnel, including some in areas with higher than historical overburdens.  The Company plans to continue such contract stripping for the foreseeable future, but at somewhat reduced rates.  The timing and amount of such contract stripping cost in future periods will  depend upon, among other things, the availability and cost-effective utilization of the contractors and their equipment.  The increased contract stripping costs in the second quarter and first six months 2012 were partially offset by the increases in revenues for the periods discussed above.

Gross profit from the Company’s natural gas interests decreased to $1.0 million and $2.3 million for the second quarter and first six months 2012, respectively, from $2.6 million and $4.5 million, respectively, in the comparable 2011 periods, primarily due to the decrease in revenues compared to the prior year periods and the fact that the second quarter and first six months 2011 included a $463 thousand contribution to gross profit from the resolution of the royalty ownership issues on unitized natural gas wells.  No new wells are currently being drilled, or scheduled to be drilled to the Company’s knowledge.  The Company cannot predict the number of additional wells that ultimately will be drilled, if any, or their results.

The Company reported net income of $4.1 million ($0.73 per share diluted) in the second quarter 2012, compared to net income of $5.8 million ($0.90 per share diluted) in the second quarter 2011, a decrease of $1.7 million, or 29.9%.  For the first six months 2012, net income decreased by $1.9 million, or 18.1%, to $8.7 million ($1.48 per share diluted), compared to $10.6 million ($1.65 per share diluted) for the first six months 2011.  Second quarter and first six months 2012 earnings per share were favorably impacted by $0.10 and $0.14  per share, respectively, by the Company’s repurchase of 200,000 shares of its common stock during the third quarter 2011 and 700,000 shares of common stock in the first quarter 2012.

“We are pleased that revenues in our lime and limestone operations once again increased in the second quarter 2012 compared to the comparable 2011 quarter,” said Timothy W. Byrne, President and Chief Executive Officer.  “Our diverse customer base for our lime and limestone products serves us well, but we remain concerned about the economic outlook for some of our industrial customers.”  Mr. Byrne added, “We expect that lower prices for natural gas and natural gas liquids and continued normal production declines from existing wells will, absent the drilling of new wells, cause gross profit from our natural gas interests to continue to be below 2011 levels.”

United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction, steel, municipal sanitation and water treatment, oil and gas services, aluminum, paper, glass, roof shingle and agriculture industries and utilities and other industries requiring scrubbing of emissions for environmental purposes.  The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company — Shreveport, U.S. Lime Company — St. Clair and U.S. Lime Company — Transportation.  In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company O & G, LLC, has royalty and non-operating working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.

Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

UNITED STATES LIME & MINERALS, INC.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
INCOME STATEMENTS
Revenues
Lime and limestone operations	$34,729	$33,382	$68,634	$63,584
Natural gas interests	1,769	3,458	3,892	6,322
Total	$36,498	$36,840	$72,526	$69,906
Gross profit
Lime and limestone operations	$7,324	$7,814	$15,275	$15,353
Natural gas interests	1,029	2,585	2,281	4,458
Total	$8,353	$10,399	$17,556	$19,811

Operating profit	$6,026	$8,318	$12,962	$15,545

Interest expense	542	627	1,118	1,280
Other income, net	(77)	(42)	(51)	(63)
Income tax expense	1,501	1,938	3,211	3,719

Net income	$4,060	$5,795	$8,684	$10,609

Income per share of common stock:
Basic	$0.73	$0.90	$1.48	$1.65
Diluted	$0.73	$0.90	$1.48	$1.65

Weighted-average shares outstanding:
Basic	5,550	6,417	5,861	6,415
Diluted	5,559	6,433	5,873	6,432

	June 30,	December 31,
	2012	2011
BALANCE SHEETS
Assets:
Current assets	$50,139	$80,938
Property, plant and equipment, net	118,735	121,318
Other assets, net	272	302
Total assets	$169,146	$202,558

Liabilities and Stockholders’ Equity:

Current liabilities	$15,776	$16,018
Debt, excluding current installments	24,167	26,667
Deferred tax liabilities, net	13,574	12,497
Other liabilities	3,871	4,363
Stockholders’ equity	111,758	143,013
Total liabilities and stockholders’ equity	$169,146	$202,558

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